Exhibit 10.48
AMENDMENT NO. 5
TO THE
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
PARTNER AGENT PROGRAM AGREEMENT
This amendment (“Amendment”) is made and entered into as of April 10, 2008 by and between American Team Managers (“ATM”) and Specialty Underwriters’ Alliance, Inc. and its wholly owned subsidiary SUA Insurance Company, and amends the Partner Agent Program Agreement (“Agreement”) entered into by the parties on May 1, 2004, as amended. Any terms defined in the Agreement and used herein shall have the same meaning in this Amendment as in the Agreement. In the event that any provision of this Amendment and any provision of the Agreement are inconsistent or conflicting, the inconsistent or conflicting provision of this Amendment shall be and constitute an amendment of the Agreement and shall control, but only to the extent that such provision is inconsistent or conflicting with the Agreement. Any capitalized terms not defined herein shall be defined as in the Agreement.
Now, therefore, in accordance with Section IX, D of the Agreement and in consideration of the mutual agreements and covenants hereinafter set forth, the parties wish to amend the Agreement as follows:
1.	Effective March 1, 2008 the Maximum Rate of Commission, as listed in Exhibit A, Section A shall be deleted in its entirety and replaced with the following:

		Maximum Rate of
		Commission effective	Maximum Rate of
		January 1, 2008 through	Commission effective
Program Description	Line of Business	February 29, 2008	March 1, 2008
Artisan and General Contractor in the states specifically described in the underwriting guidelines of the Company	General Liability and Commercial Automobile Liability and Physical Damage	20%	20%

E-Comp. in the states specifically described in the underwriting guidelines of the Company	Workers’ Compensation	15%	18%

Transportation operations in the territories specifically defined in the underwriting guidelines	Commercial General Liability Commercial Automobile Liability and Physical Damage	15%	18%
2.	Effective January 1, 2008 through February 29, 2008, within a reasonable time following the end of each of Company’s fiscal quarter, Company shall pay Partner Agent two percent (2%) of Eligible Earned Premium.

3.	Effective March 1, 2008, within a reasonable time following the end of each of Company’s fiscal quarter, Company shall pay Partner Agent a percentage of Eligible Earned Premium in accordance with the following schedule:

Program	Profit Sharing Factor
Contractor General Liability	2%
E-Comp	1%
Trucking	0%

4.	No future amounts shall be owed in accordance with any exhibits that existed under the Agreement prior to the execution of this Amendment.

5.	Exhibit B attached hereto shall be added to the Agreement and shall be used for all profit sharing calculations for Profit Sharing Periods beginning after January 1, 2008 (“Effective Date”). All profit sharing calculations for Profit Sharing Years prior to 2008 shall be zero (0) and no profit sharing shall hereafter be owed.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day, month and year above written.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC. SUA INSURANCE COMPANY
By:	/s/ Daniel A. Cacchione
Name:	Daniel A. Cacchione
Title:	Vice President and Chief Underwriting Officer

AMERICAN TEAM MANAGERS

By:	/s/ Chris Michaels
Name:	Chris Michaels
Title:	CEO

EXHIBIT B
PROFIT SHARING SCHEDULE
The Profit Sharing Due to Partner Agent will be calculated using the following Tables:
Table I
Annual Profit Share
Profit Sharing Year [     ]

Premium
1.	Eligible Earned Premium before write off for Profit Sharing Year	$

2.	Premium Written Off	$

3.	Eligible Earned Premium	$

(Line 1 minus Line 2)

Expenses
4.	Losses and ALAE Incurred for Profit Sharing Year	$

5.	TPA Claims Fee for Profit Sharing Year	$

6.	Claims Charge for Profit Sharing Year	$

7.	IBNR Charge for Profit Sharing Year	$

8.	Commissions Incurred for Profit Sharing Year	$

9.	Taxes, Licenses and Fees for Profit Sharing Year	$

10.	Operating Charge	$

11.	Dividends Incurred for Profit Sharing Year	$

12.	Expense Total (Sum of Lines 4, 5, 6, 7, 8, 9, 10 and 11)	$

Profit Sharing Year Result
13.	Profit Sharing Year Result	$

(Line 3 minus line 12)
(Can be negative)
14.	Profit Sharing Factor		*

15.	Profit to be Shared	$

(Line 13 times Line 14)
(Can be negative)
16.	Payout Factor		%

17.	Result (Line 17 times Line 18)	$

(Can be Negative)

Based on this Table, the Partner Agent’s Combined Ratio is ___% (line 12 divided by line 3). The maximum Profit Sharing due the Partner Agent will be limited to 2% of Eligible Earned Premium per Profit Sharing Year.
A minimum total Eligible Written Premium of twenty million dollars ($20,000,000) and minimum Eligible Written Premium of five million dollars ($5,000,000) for each program must be achieved during the Profit Sharing Year to be paid out under the profit sharing calculation. The profit sharing calculation will be completed regardless of whether Partner Agent meets its minimum requirements.

*    Profit Sharing Factor shall be equal to the following:

Combined Ratio	Profit Sharing Factor
Less than or equal to 86%	2%
87% to 90%	1%
91% or greater	0%

Defined Terms Used in Table I
A.	“Claims Charge” shall be a designated amount determined by Company based on unallocated loss adjustment expense for the current Profit Sharing Year.

B.	“Combined Ratio” shall mean the ratio of Expense Total to Eligible Earned Premium.

C.	“Commissions Incurred” shall include the direct commissions and policy fees (if included in Eligible Earned Premium) incurred by Company for the Profit Sharing Year, relating to Eligible Earned Premium. Additionally, Company shall add to such total any amounts or expenses of Partner Agent which Company agrees to reimburse, assume, or share.

D.	“Dividends Incurred” shall include all dividends incurred (paid plus an estimate of accrued but not paid) for the Profit Sharing Year by Company.

E.	“Eligible Earned Premium” shall mean direct premium earned for Profit Sharing Year less earned premium ceded (less ceding commission earned) for reinsurance.

F.	“Eligible Written Premium” shall mean direct premium written for Profit Sharing Year.

G.	“Expense Total” shall mean the sum of the following: Losses and ALAE Incurred for Profit Sharing Year; TPA Claims Fee for Profit Sharing Year; Claims Charge for Profit Sharing Year; IBNR Charge for Profit Sharing Year; Commissions Incurred for Profit Sharing Year; Taxes, Licenses and Fees for Profit Sharing Year; Operating Charge; and Dividends Incurred for Profit Sharing Year.

H.	“Final Profit Sharing Year” shall mean the Profit Sharing Year in which this Agreement is terminated.

I.	“IBNR Charge” shall be determined solely by Company and shall include a provision for the reserve for Losses and ALAE Incurred but not reported during the Profit Sharing Year, which reserve shall include development on losses and ALAE already reported to Company less losses for IBNR ceded.

J.	“Losses and ALAE Incurred” shall be direct losses and expenses incurred (paid plus case reserves) less Losses and ALAE Incurred ceded for reinsurance by Company on claims reported for the Profit Sharing Year relating to Eligible Earned Premium, excluding unallocated loss adjustment expense, plus any extra contractual or bad faith payments or reserves.

K.	“Operating Charge” shall be a designated amount for the current Profit Sharing Year. Operating Charge shall be determined solely at Company’s discretion and shall be based on the operating expenses of Company not included in any of the line items described herein.

L.	“Payout Factor” shall be calculated according to the following chart for Table I:
PROFIT SHARING AGREEMENT
PAYOUT FACTORS

1st Valuation	20%
2nd Valuation	40%
3rd Valuation	60%
4th Valuation	80%
5th Valuation	100%

M.	“Premium Written Off” shall include any premium due Company which Company has charged off as uncollectible for the Profit Sharing Year.

N.	“Profit Sharing Year” shall mean January 1 to December 31, except for the initial Profit Sharing Year which shall be from the Effective Date to December 31.

O.	“Taxes, Licenses and Fees” shall include any loss based or premium based assessments and any expenses relating thereto, and premium taxes, boards, bureaus, and any miscellaneous taxes including insurance department licenses and fees, relating to Eligible Earned Premium.

P.	“TPA Claims Fee” shall be third party claims fees incurred by Company on behalf of the Partner Agent for the current Profit Sharing Year.

Q.	“Valuation Date” shall mean June 30 of each year for each Profit Sharing Year and sixty (60) days following each Profit Sharing Year. Except as otherwise set forth below, Company shall continue providing calculations for each Profit Sharing Year through the June 30 of each successive year following termination of this Agreement, the Final Profit Sharing Year, or until the parties mutually agree in writing to close the calculations for a particular Profit Sharing Year or Profit Sharing Years.
Timing of Calculation of Profit Sharing Due
A.	If Partner Agent meets the Minimum Eligible Written Premium requirements for profit sharing, Company shall calculate Profit Sharing Due to Partner Agent for the applicable profit sharing period based on Company’s records. Such calculation shall be provided to Partner Agent sixty (60) days after each the Valuation Date for each Profit Sharing Year.

B.	Each Annual Profit Sharing calculation will include a separate re-calculation of each prior Profit Sharing Year. Re-calculations for each prior Profit Sharing Year will be as of the current Valuation Date, and will be made utilizing the formula set forth in Table I.

C.	Provided that all premium or other amounts due Company shall have been received by Company, within sixty (60) days after completion of the calculation of Profit Sharing Due, Company shall pay the amount of Profit Sharing Due to Partner Agent for the applicable profit sharing period.
Term and Termination
These profit sharing schedules will terminate upon the effective date of termination of this Agreement. The Final Profit Sharing Year under this Agreement will be the Profit Sharing Periods ending as of the effective date of termination.
In the event this Agreement is terminated prior to the fifth anniversary of the Effective Date by the Partner Agent, Company shall provide no further Profit Sharing calculations. In the event that this Agreement is terminated prior to the fifth anniversary of the Effective Date by Company in accordance with Section VIII (D), Company shall provide no further Profit Sharing calculations.
General
No charge, offset, credit, or deduction for any Profit Sharing which is or may be due Partner Agent shall be made or claimed by Partner Agent in accounts submitted to Company under this Agreement or any other agreement. Profit Sharing Due shall be payable only by Company’s check. Company may combine or offset any amount owed to Partner Agent by Company hereunder against any amount owed to Company by Partner Agent under any other agreement between the parties.